POLICY STATEMENT ON INSIDER TRADING

1.0 Overview

Hanseatic Management Services, Inc., forbids any officer, director, or employee from trading on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Hanseatic policy applies to every officer, director, and employee and extends to activities within and outside their duties at Hanseatic. Every officer, director, and employee must read and retain this policy statement. Any questions regarding Hanseatic’s policy and procedures should be referred to Hanseatic’s compliance officer.

Insider trading per se is not defined in federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an insider) or to communication of material nonpublic information to others.

While the law concerning insider trading is not static (e.g., the SEC adopted new rules relating to insider trading on October 23, 2000: Regulation FD, Rule 10b5-1, and Rule 10b5-2), it is generally understood that the laws prohibits

•	trading by an insider, while in possession of material non-public information;

•
trading by a non-insider while in possession of material nonpublic information, under circumstances in which the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, consult with Hanseatic’s compliance officer.

1.1 Who Is an Insider?

The concept of insider is broad. It includes officers, directors, and employees of a company. In addition a person can be a temporary insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, consultants, bank lending officers, and the employees of such organizations. In addition Hanseatic may become a temporary insider of a company if in the normal course of its business of evaluating companies, it obtains from corporate management material nonpublic information. According to the Supreme Court, the company must expect the outsider to keep the disclosed information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

1.2 What Is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Material information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, and employees should consider material includes dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or unfavorable.

1.3 What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal, or other publication of general circulation would be considered public.

1.4 Penalties for Insider Trading

Penalties for trading or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employees. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include

•	civil injunctions,

•	treble damages,

•	disgorgement of profits,

•	jail sentences,

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

In addition any violation of this policy statement can be expected to result in serious sanctions by Hanseatic, including dismissal of the persons involved.

2.0 Procedures

The following procedures have been established to aid the officers, directors, and employees of Hanseatic in avoiding insider trading and to aid Hanseatic in preventing, detecting, and imposing sanctions against insider trading. Every officer, director, and employee of Hanseatic must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures, contact Hanseatic’s compliance officer.

2.1 Identifying Inside Information

Before trading in the securities of a company about which you may have potential insider information, ask the following questions:

•
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•
Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic or if you have questions as to whether the information is material and nonpublic, take the following steps:

•	Report the matter immediately to your immediate supervisor and Hanseatic’s compliance officer.

•	Do not purchase or sell the securities.

•	Do not communicate the information to anyone inside or outside Hanseatic, other than to those named above.

•
After your supervisor and the compliance officer have reviewed the situation, you will be advised as to whether the prohibition against trading and communication is still effective. If it is, you may not purchase or sell the securities.

2.2 Personal Securities Trading

Hanseatic does not permit any of its officers, directors, and employees to trade for themselves, either through accounts at Hanseatic or outside the company.

AMENDMENTS
11/2005

The following amendment to section 2.2 was made as of the above date.

Policies Related to Employee Security Related Recommendations and Trading

Purpose: The purpose of this policy is to protect the interests of the above named companies and of clients of the above named companies from any conflicts of interest or financial disadvantage caused by the recommendation of, owning or trading of securities by employees of any of the above named companies. Also, this policy is intended to provide the above listed company with a mechanism to monitor employee securities trading so as to enforce this policy.

Who is Covered?: This policy covers all employees making recommendations on investments in equities, options on equities or options on any other publicly traded commodity or security, commodity futures contracts, derivative contracts, fixed income securities, or mutual funds. The policy also applies to all employees who individually own or whose immediate family owns, or engages in the purchase or sale of equities, options on equities or debt, place holder securities, fixed income securities, or equity or debt mutual funds.

What investments are permitted under this policy?: Investment types specifically permitted under this policy are: equities, options on equities or options on any other publicly traded commodity or security, commodity futures contracts, derivative contracts, fixed income securities, mutual funds, and Hanseatic Fund LLC.

Condition of employment: Employees of the above named corporation must adhere to this policy. Such adherence is a condition of employment.

If an employee is found to be in breach of these policies then the Chief Compliance Officer, Corporate Officers, or Board of Directors of the corporation may take action ranging from verbal warning to dismissal.

If there is a breach of this policy, any action taken against the employee shall be determined on a case by case basis and no precedents with respect to other employee breaches shall be considered. Only the circumstances of the case in hand shall be considered.

Furthermore, if this policy is breached, the employee may be subject to civil action to seek restitution or criminal action to enforce Federal or State securities law.

General obligation of employee: When distributing investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action; employees shall deal fairly and objectively with the above named company and all clients and prospects of the above named company.

Specific obligation of employee: Security transactions for clients of the company and the company listed above shall at all times have priority over transactions of the accounts of employees and their immediate families. Employee transactions should never disadvantage clients of the firm listed above or the firm listed above.

If any employee makes a recommendation to buy or sell any security, intends to buy or sell a security for his own or his immediate family’s account, the employee shall give clients of the company listed above and/or the company listed above adequate opportunity to first act on their own behalf or on behalf of their clients.

Obligation to submit to monitoring: On a monthly basis, all employees shall report or cause to be reported all account information relevant to any trading activity engaged in by the employee to the Chief Compliance Officer of the company listed above.

2.3 Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Hanseatic except as provided in Subsection 2.1. In addition care should be taken so that such information is secure. For examples files containing material nonpublic information should be sealed, and access to computer files containing nonpublic information should be restricted.

2.4 Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in Subsection2.1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability of interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the compliance officer before trading or communicating the information to anyone.

ETHICS AND CORPORATE TRAINING

Previously, Hanseatic used an on-line training program prepared by Exchange Analytics, Inc. However, in keeping with the regulatory changes Hanseatic has developed its own ethics training program, combining it with a continuing business training program intended to help maintain our proficiency.

Hanseatic’s ethics and corporate training program consists of three parts:

•
Written materials circulated among employees, such as legal cases, interpretations, advisories, frequently-asked-questions (FAQ) published by the SEC on their web site and down-loaded for review or printed in publications such as the SEC-related Investment Adviser Week.

•	Written corporate policies and procedures circulated among employees.

•	Occasional topics selected by Hanseatic’s compliance officer or president, also circulated among employees for their review.

Current employees spend an average of 1 hour per month reviewing the items noted above. New hires are also required to complete an initial 4 hour training session with the compliance officer doing a more comprehensive overview.

In all cases employees are required to sign the documents (or acknowledge through email) to indicate they have read and understood them and will comply with their requirements.

Hanseatic’s compliance officer or president is responsible for circulating the material for review, and the compliance officer collects and maintains the signed documents.

BUSINESS ETHICS

As we forge new business relationships and strengthen existing ones, please remember that they should always be based on the best interests of Hanseatic’s clients. None of us should ever attempt to influence to our personal benefit the actions of businesses with whom we have a relationship or with whom we hope to have a relationship.

In the same way that some of our business partners prohibit their clients, e.g., Hanseatic, from giving gifts of material value to their employees at holiday times, so should we be very careful about giving preferential business arrangements at any time. Unless we can justify preferential business arrangements as clearly being in the best interest of and clearly providing higher value to our clients, we must avoid them.

Nor should any of us request preferential treatment or favors of any sort from those businesses with whom we have or hope to have relationships. Further, each of us should be careful to avoid pressuring businesses in any manner to take or avoid taking an action that may benefit Hanseatic in any way that may seem to regulators unethical or illegal. We especially do not want to create the actuality or appearance of covering up any problems. Remember what Nixon told his aides in 1972, “It’s not the mistake that gets you; it’s the cover up.”

And finally, always be careful to keep Hanseatic business separate from personal business. We should never become involved in making requests, express or implied, of businesses with whom we have or hope to have relationships for favors related to non-business activities. Nor should we accede to offers from our business partners related to non-business activities. Though these requests and offers may be harmless and have no ulterior motive, always look at them from the point of view of a dispassionate, tough-minded regulator – could they be interpreted as attempts to extort, bribe, or influence?

One does not always find clearly demarked boundaries between acceptable behavior and questionable or unethical behavior. If you find yourself in such a position that you are unsure of your actions or the actions of others, please raise the issue with Hanseatic’s compliance officer or CEO, who will help you resolve it.

Remember that this and other policies and procedures are necessary to ensure we are continually aware of and adhere to our regulatory responsibilities. They do not necessarily reflect actions that any of us has taken or is now taking.

POLICIES RELATED TO EMPLOYEE SECURITY RELATED RECOMMENDATIONS AND TRADING

Purpose: The purpose of this policy is to protect the interests of the above named company and of clients of the above named companies from any conflicts of interest or financial disadvantage caused by the recommendation of, owning or trading of securities by employees of any of the above named companies. Also, this policy is intended to provide the above listed company with a mechanism to monitor employee securities trading so as to enforce this policy.

Who is Covered?: This policy covers all employees making recommendations on investments in equities, options on equities or options on any other publicly traded commodity or security, commodity futures contracts, derivative contracts, fixed income securities, or mutual funds. The policy also applies to all employees who individually own or whose immediate family owns, or engages in the purchase or sale of equities, options on equities or debt, place holder securities, fixed income securities, or equity or debt mutual funds.

What investments are permitted under this policy?: Investment types specifically permitted under this policy are: equities, options on equities or options on any other publicly traded commodity or security, commodity futures contracts, derivative contracts, fixed income securities, mutual funds, and Hanseatic Fund LLC.

Condition of employment: Employees of the above named corporation must adhere to this policy. Such adherence is a condition of employment.

If an employee is found to be in breach of these policies then the Chief Compliance Officer, Corporate Officers, or Board of Directors of the corporation may take action ranging from verbal warning to dismissal.

If there is a breach of this policy, any action taken against the employee shall be determined on a case by case basis and no precedents with respect to other employee breaches shall be considered. Only the circumstances of the case in hand shall be considered.

Furthermore, if this policy is breached, the employee may be subject to civil action to seek restitution or criminal action to enforce Federal or State securities law.

General obligation of employee: When distributing investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action; employees shall deal fairly and objectively with the above named company and all clients and prospects of the above named company.

Specific obligation of employee: Security transactions for clients of the company and the company listed above shall at all times have priority over transactions of the accounts of employees and their immediate families. Employee transactions should never disadvantage clients of the firm listed above or the firm listed above.

If any employee makes a recommendation to buy or sell any security, intends to buy or sell a security for his own or his immediate family’s account, the employee shall give clients of the company listed above and/or the company listed above adequate opportunity to first act on their own behalf or on behalf of their clients.

Obligation to submit to monitoring: On a monthly basis, all employees shall report or cause to be reported all account information relevant to any trading activity engaged in by the employee to the Chief Compliance Officer of the company listed above.

REPORTING AND RECORDKEEPING FOR PERSONAL TRADING ACTIVITIES OF SUPERVISED AND ACCESS PERSONS

a.	Reporting Requirements of Access Persons.

1.
Reports Required. Unless excepted by paragraph (d)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment adviser of or principal underwriter for the Fund, must report to that Fund, investment adviser or principal underwriter:

i.
Initial Holdings Reports. No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

A.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

B.
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

C.	The date that the report is submitted by the Access Person.

ii.	Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information:

A.	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the Covered Security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date that the report is submitted by the Access Person.

B.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

1.	The name of the broker, dealer or bank with whom the Access Person established the account;

2.	The date the account was established; and

3.	The date that the report is submitted by the Access Person.

iii.	Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

A.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

B.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

C.	The date that the report is submitted by the Access Person.

2.	Exceptions from Reporting Requirements.

i.
A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

ii.
A director of a Fund who is not an "interested person" of the Fund within the meaning of section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being a Fund director, need not make:

A.	An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

B.
A quarterly transaction report under paragraph (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

iii.	An Access Person to a Fund's principal underwriter need not make a report to the principal underwriter under paragraph (d)(1) of this section if:

A.	The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

B.	The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

iv.
An Access Person to an investment adviser need not make a separate report to the investment adviser under paragraph (d)(1) of this section to the extent the information in the report would duplicate information required to be recorded under Rule 275.204-2(a)(13) of this chapter.

v.
An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

v.	An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section with respect to transactions effected pursuant to an Automatic Investment Plan.

3.
Review of Reports. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

4.
Notification of Reporting Obligation. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

5.
Beneficial Ownership. For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

b.	Pre-approval of Investments in IPOs and Limited Offerings.

Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund's investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

c.	Recordkeeping Requirements.

1.
Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (f), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

A.	A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

B.
A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

C.
A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (d)(2)(v) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

D.
A record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (d) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

E.
A copy of each report required by paragraph (c)(2)(ii) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

2.
A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph (e), for at least five years after the end of the fiscal year in which the approval is granted.